Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

           For the Nine Months Ended March 31, 1997 and 1996
                              (Unaudited)



                                    Weighted average number of shares
                                             (in thousands)

                                         1997               1996*
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           53,635   53,635    55,026   55,026
Dilutive effect of unexercised
 stock options in thousands          1,970    1,871     1,435    1,530
                                    ------   ------    ------   ------
  Total                             55,605   55,506    56,461   56,556
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1997              1996*
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $ .86    $ .86     $ .69    $ .69
Discontinued operation                .50      .50     ( .01)   ( .01)
                                    -----    -----     -----    -----
Net earnings per share              $1.36    $1.36     $ .68    $ .68
                                    =====    =====     =====    =====

*Restated to reflect the stock split effective March 17, 1997.

Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at March 31 of each year.